SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.)
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☐ Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12
VERSAR, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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Dear Stockholder:

You are cordially invited to attend Versar, Inc.’s Annual Meeting of Stockholders to be held at our offices, 6850 Versar Center, Springfield, Virginia 22151, on Wednesday, November 15, 2006, at 10:00 a.m. local time.

The matters scheduled for consideration at the meeting are the election of directors and other matters described in the enclosed Proxy Statement. We will also report to you on Versar’s condition and performance, and you will have the opportunity to question management on matters that affect the interests of all stockholders.

You can reach the offices of Versar by car, from either I-395 or I-495. From I-395: exit Edsall Road West to Backlick Road; left (south) on Backlick to Hechinger Drive; left on Hechinger Drive to Versar Center. From I-495: exit Braddock Road East to Backlick Road; right (south) on Backlick to Hechinger Drive; left on Hechinger Drive to Versar Center.

The stockholders’ interest in the affairs of Versar is encouraged and it is important that your shares be represented at the meeting. We hope you will be with us. Whether you plan to attend or not, please complete, sign, date, and return the enclosed proxy card as soon as possible in the postpaid envelope provided.  Sending in your proxy will not limit your right to vote in person or to attend the meeting, but it will assure your representation if you cannot attend. Your vote is important.

Sincerely yours,

Paul J. Hoeper
Chairman of the Board

October 10, 2006

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Versar, Inc.:

The Annual Meeting of Stockholders of Versar, Inc. (the “Company”) will be held at the Company’s offices, 6850 Versar Center, Springfield, Virginia 22151, on Wednesday, November 15, 2006, at 10:00 a.m. local time for the following purposes:

1.	To elect nine directors to serve until the 2007 Annual Meeting of Stockholders;

2.	To ratify the appointment of Grant Thornton LLP as independent accountants for fiscal year 2007; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on September 22, 2006, will be entitled to notice of and to vote at the meeting and any adjournments or postponements thereof.

Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement regarding the matters to be acted upon at the meeting.

By Order of the Board of Directors,

James C. Dobbs
Secretary

October 10, 2006

IMPORTANT NOTICE

YOUR PROXY IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE IN THE POST-PAID ENVELOPE PROVIDED.

VERSAR, INC.

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
NOVEMBER 15, 2006

GENERAL

This Proxy Statement and the enclosed proxy card are being mailed on or about October 10, 2006, to stockholders (“Stockholders”) of Versar, Inc. (“Versar” or the “Company”) in connection with the solicitation by the Board of Directors of the Company of proxies for use at the 2006 Annual Meeting of Stockholders (the “Annual Meeting”) and any adjournment (s) or postponement (s) thereof. The Annual Meeting will be held at 10:00 a.m. eastern standard time at the Company’s offices at 6850 Versar Center, Springfield, Virginia 22151, on November 15, 2006. Any person giving a proxy pursuant to this Proxy Statement may revoke it at any time before it is exercised at the meeting by filing with the Secretary of the Company an instrument revoking it or by delivering to the Company a duly executed proxy bearing a later date. In addition, if the person executing the proxy is present at the Annual Meeting, he or she may revoke such proxy by voting his or her shares in person. Proxies in the form enclosed, if duly signed and received in time for voting, and not revoked, will be voted at the Annual Meeting in accordance with the directions specified therein.

On or about October 10, 2006, the Annual Report of the Company for fiscal year 2006 (including financial statements), the Notice of Annual Meeting, this Proxy Statement, and the enclosed proxy card are being mailed in a single envelope to holders of Versar’s Common Stock, par value $.01 per share (“Common Stock”), at the close of business on September 22, 2006 (the “Record Date”).

Record Date and Voting Rights

Only holders of record of Common Stock on the Record Date are entitled to notice of and to vote at the Annual Meeting and any adjournment(s) or postponement(s) thereof. There were 8,140,364 shares of Common Stock outstanding and entitled to vote as of the Record Date. Each share of Common Stock entitles the holder to one vote on all matters of business at the meeting.

The By-laws of the Company require that the holders of a majority of the outstanding shares of the Company’s Common Stock entitled to vote at the Annual Meeting be present in person or represented by proxy in order for a quorum to exist for the transaction of business at that meeting. Abstentions and “broker non-votes” (which occur if a broker or other nominee does not have discretionary authority and has not received voting instructions from the beneficial owner with respect to the particular item) are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Assuming that a quorum is present for the Annual Meeting, then those nine nominees for director who receive the highest number of votes cast will be elected. Abstentions and broker non-votes will have no effect on the outcome of the election of directors.

Proposal No. 2 must be approved by the affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote thereon. For purposes of Proposal No. 2, abstentions are counted for purposes of calculating shares entitled to vote but are not counted as shares voting and therefore have the effect of a vote against such proposal. For purposes of Proposal No. 2, broker non-votes are not counted as shares entitled to vote and therefore have no effect with respect to such proposal.

Any proxy which is returned by a Stockholder properly completed and which is not revoked will be voted at the Annual Meeting in the manner specified therein. Unless contrary instructions are given, the persons designated as proxy holders in the accompanying proxy card (or their substitutes) will vote FOR the election of the Board of Directors’ nominees, for proposal No. 2 and in the proxy holders’ discretion with regard to all other matters. Any unmarked proxies, including those submitted by brokers (other than broker non-votes) or custodians, nominees or fiduciaries, will be voted in favor of the nominees for the Board of Directors and other proposals, as indicated in the accompanying proxy card.

The cost of preparing, assembling and mailing all proxy materials will be borne by Versar. In addition to solicitation by mail, solicitations may be made by personal interview, telephone, and telegram by officers and regular employees of the Company or its subsidiaries, acting without additional compensation. Versar anticipates that banks, brokerage houses, and other custodians, nominees, and fiduciaries will forward this material to beneficial owners of shares of Common Stock entitled to vote at the Annual Meeting, and such persons will be reimbursed by Versar for the out-of-pocket expenses incurred by them in this regard.

Principal Shareholders

The table below sets forth, as of September 22, 2006, the only persons known by the Company to be the beneficial owners of more than 5% of the outstanding shares of Common Stock.

	Amount and Nature	Percent
	of Beneficial	of
Name and Address of Beneficial Owner	Ownership	Class of Stock
Dr. Michael Markels, Jr.(1) 6850 Versar Center Springfield, VA 22151	766,252	9.4%
Dr. Robert L. Durfee(1) 6850 Versar Center Springfield, VA 22151	791,913	9.7%
Marathon Capital Management(2) 4 North Park Drive, Suite 106 Hunt Valley, MD 21030	694,850	8.5%
Perritt Capital Management(3) 300 S. Wacker Drive, Suite 2880 Chicago, IL 60606	453,900	5.6%
Versar Employee 401(k) Plan(4) 6850 Versar Center Springfield, VA 22151	612,129	7.5%

(1)	For a description of the nature of the beneficial ownership of Drs. Markels and Durfee, see “SECURITY HOLDINGS OF MANAGEMENT”. The information with respect to shares of Common Stock held by Drs. Markels and Durfee are based upon filings with the Securities and Exchange Commission.

(2)	The information with respect to shares of common stock held by Marathon Capital Management, LLC, is based on filings with the Securities and Exchange Commission.

(3)	The information shown is based on a jointly filed Schedule 13G filed with the Securities and Exchange Commission by Perritt Capital Management, Inc.; Perritt MicroCap Opportunities Fund, Inc.; and Perritt Funds, Inc.

(4)	All of the shares of Common Stock held by the Versar Employee 401(k) Plan (“401(k) Plan”) are allocated to individual 401(k) Plan participants’ accounts and are voted by those participants. If the participants do not vote their allocated shares, the Trustees have the power to vote those shares. The 401(k) Plan Trustees have investment power over all shares of Common Stock held by the 401(k) Plan. The 401(k) Plan Trustees are Dr. Theodore M. Prociv and Lawrence W. Sinnott. Each disclaims beneficial ownership of the Common Stock held by the 401(k) Plan solely from their position as Trustee. Such shares arenot included in the ownership reported for Dr. Prociv and Mr. Sinnott. The information with respect to shares of Common Stock held by the 401(k) Plan is based upon filings with the Securities and Exchange Commission and a report by the Company’s stock transfer agent.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Nominees for Election

The Board of Directors of the Company recommends the election of the persons named below who have been nominated by the Board of Directors to serve as directors of Versar until the fiscal year 2007 Annual Meeting of Stockholders and until their successors have been duly elected and qualified. The persons named in the accompanying proxy will vote for the election of the nominees named below unless authority is withheld. Each nominee is presently a director of the Company and has served as such for the time indicated opposite his or her name. If for any reason any of the persons named below should become unavailable to serve, an event that management does not anticipate, proxies will be voted for the remaining nominees and such other person or persons as may be designated by the Board of Directors.

Served as
Name	Director	Business Experience and Age

Paul J. Hoeper	2001 to the present	Business consultant since February 2001; Assistant Secretary of the Army for Acquisition, Logistics and Technology, from May 1998 to January 2001; Deputy Under Secretary of Defense, International and Commercial Programs, from March 1996 to May 1998; President Fortune Financial from 1994 to January 1996. Age 60.
Michael Markels, Jr.	1969 to the present	Independent consultant; Chairman of the Board, President and Chief Executive Officer of Ocean Farming, Inc. from 1995 to August 2001 and March 2002 to the present; Co-founder of the Company; Chairman Emeritus of the Board of Versar; retired former Chairman of the Board of Directors of Versar from April 1991 to November 1993; President, Chief Executive Officer, and Chairman of the Board of Versar from 1969 to March 1991. Age 80.
Robert L. Durfee	1969 to the present	Independent consultant; Co-founder of the Company; Executive Vice President of the Company from 1986 to June 30, 2004; and President of GEOMET Technologies, LLC., a subsidiary of the Company, from 1991 to June 2004. Age 70.
Theodore M. Prociv	1999 to the present	President of Versar since November 1999; Chief Executive Officer of Versar since July 1, 2000; Deputy Assistant Secretary of the Army from May 1998 to October 1999; Deputy Assistant to the Secretary of Defense from April 1994 to April 1998. Age 58.
James L. Gallagher	2000 to the present	President, Gallagher Consulting Group since September 1999; President of Westinghouse Government and Environmental Services from 1996 to 1999; Executive Vice President of Westinghouse Government and Environmental Services from 1994 to 1996; Vice President and General Manager Westinghouse Government Operations Business Unit 1992 to 1994; Age 69.
Fernando V. Galaviz	2000 to the present	Chairman, President and Chief Executive Officer of The Centech Group, Inc. from 1988 to the present. Age 71.
Amoretta M. Hoeber	2000 to the present	President, AMH Consulting since 1992; Director, Strategic Planning, TRW Federal Systems Group and TRW Environmental Safety Systems, Inc., from 1986 to 1992; Deputy Under Secretary U.S. Army from 1984 to 1986; Principal Deputy Assistant Secretary, U.S. Army from 1981 to 1984. Age 64.

Served as
Name	Director	Business Experience and Age

Amir A. Metry	2002 to the present	Business consultant since 1995; part-time Versar employee from 1995 to April 2002; Founding Principal of ERM Program Management Corp. from 1989 to 1995; and Vice President, Roy F. Weston from 1981 to 1989. Age 64.
James V. Hansen	2003 to the present	President, Jim Hansen & Associates since January 2004; A member of the Base Realignment and Closure Commission (BRAC) from April 2005; United States Congressman for Utah’s 1st Congressional District from 1980 to 2002. Age 74.

Committees of the Board of Directors

The Board of Directors of Versar has standing Executive, Audit, Compensation, and Nominating & Governance Committees.

During fiscal year 2006, the members of the Executive Committee were Dr. Prociv (Chairman), Dr. Durfee, Mr. Galaviz, Ms. Hoeber and Mr. Hoeper. The primary duty of the Executive Committee is to act in the Board’s stead when the Board is not in session, during which time the Committee possesses all the powers of the Board in the management of the business and affairs of the Company, except as otherwise limited by law.

During fiscal year 2006, the Audit Committee, which the Board of Directors has determined is comprised exclusively of non-employee directors who are independent, as defined by the American Stock Exchange listing standards and the rules and regulations of the Securities and Exchange Commission, consisted of Messrs. Gallagher (Chairman), Hoeper, Galaviz and Dr. Metry. The Committee’s primary responsibilities, as defined by its written charter, are to provide oversight of the Company’s accounting and financial controls, review the scope of and procedures to be used in the annual audit, review the financial statements and results of the annual audit, and retain, and evaluate the performance of, the independent accountants and the Company’s financial and accounting personnel. The Board of Directors has determined that Mr. Hoeper qualifies as an Audit Committee Financial Expert as defined under the rules and regulations of the Securities and Exchange Commission and is independent as noted above.

The Compensation Committee was comprised during fiscal year 2006 of Dr. Metry (Chairman), Mr. Hansen and Ms. Hoeber. The Board of Directors has determined that Dr. Metry, Mr. Hansen and Ms. Hoeber are independent for purposes of Compensation Committee service in accordance with the listing standards of the American Stock Exchange. The Committee, pursuant to a written charter, approves goals and objectives related to executive compensation, reviews and adjusts compensation paid to the President and CEO of the Company and all executive officers, and administers the Company’s incentive compensation plans, including cash bonus and stock option and restricted share grants. The Committee also reviews and determines an appropriate compensation program for the Board of Directors.

The Nominating & Governance Committee was comprised, during fiscal year 2006, of Dr. Markels (Chairman), Mr. Hoeper, Mr. Gallagher and Ms. Hoeber, all independent directors in accordance with the listing standards of the American Stock Exchange. The Committee, pursuant to a written charter, reviews and approves Board committee charters, conducts assessments of Board performance, develops criteria for Board membership and proposes Board members who meet the criteria for the annual election of directors. The Committee also identifies potential Board members to fill vacancies which may occur between annual stockholder meetings. Stockholders may submit nominees for the Board of Directors in writing to the Chairman of the Nominating & Governance Committee at the Company’s Springfield office, care of the Corporate Secretary, no later than June 12, 2007 for the 2007 Annual Meeting of Stockholders. The Committee also develops and implements corporate governance principles and policies.

Board and Committee Meetings

During fiscal year 2006, the Board of Directors met six times. The Executive Committee met once. The Audit Committee met five times. The Compensation Committee met four times. The Nominating & Governance

Committee met four times. All directors of the Company attended at least 75% of all meetings of the Board and committees on which they served, except Mr. Gallagher who did not attend two of the six Board meetings.

Directors’ Compensation

Starting in fiscal year 2006, the directors’ annual fee consists of $3,000 in cash, plus the grant of 1,000 shares of restricted stock which vest over a period of one year. Each director is also paid an attendance fee in cash of $1,000 for each meeting of the Board or of its committees where the director is physically present and of $500 for each meeting attended telephonically. In addition, the Chairman of the Audit Committee is paid in cash an additional $5,000 a year for increased responsibility and work required as Chairman of this Committee and the non-employee Chairman of the Board is paid in cash an additional $12,000 a year and receives an additional 1,000 shares of restricted stock for responsibilities and efforts on behalf of the Company.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2006, Dr. Metry, Mr. Hansen and Ms. Hoeber served as members of the Compensation Committee. No reported relationships or transactions exist for such Committee Members.

Code of Ethics

The Company’s Board of Director’s has adopted a Code of Ethics that applies to all directors and employees, including the Company’s principal executive officer, principal financial officer, principal accounting officer and controller. The Code of Ethics is posted on the Company’s web site www.versar.com under Investor Relations. The Company intends to disclose on its website any waivers granted under this Code of Ethics to its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. As of the date of this Proxy Statement, no waivers have been requested or granted.

Corporate Governance

Versar’s Board of Directors has adopted Corporate Governance Guidelines which are posted on the Company’s website www.versar.com under Investor Relations.

The Company’s Nominating & Governance Committee consists of four non-employee directors, Dr. Michael Markels, Jr., James L. Gallagher, Paul J. Hoeber and Amoretta M. Hoeber, each of whom are independent directors as defined under the American Stock Exchange standards. A copy of the Committee’s Charter is posted on the Company’s website www.versar.com under Investor Relations.

Under the Corporate Governance Guidelines, the Nominating & Governance Committee has the responsibility for determining which individuals, including existing directors, shall be submitted to the Board for nomination and the Stockholders for election as directors. There is, however, no formal nominating or screening process or procedures. The Board of Directors determined that no formal written policy with regard to consideration of director nominees recommended by Stockholders is necessary based on the Company’s policy to consider any nominee presented by a Stockholder for consideration in a timely manner. The Corporate Governance Guidelines require that director nominees should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of the Stockholders.

Versar has not adopted a formal process for Stockholder communications with the Board of Directors. Nevertheless, Stockholders and employees who desire to communicate directly to the Board of Directors, any of the Board’s Committees, the non-employee directors as a group or any individual director should write to the address below:

Name of Addressee
c/o Corporate Secretary
Versar, Inc.
6850 Versar Center
Springfield, VA 22151

SECURITY HOLDINGS OF MANAGEMENT

The following table sets forth certain information regarding the ownership of Versar’s Common Stock by the Company’s directors and each executive officer named in the Summary Compensation Table, each nominee for director and the Company’s directors and executive officers as a group, as of September 22, 2006.

	Shares of Common Stock Beneficially Owned as of September 22, 2006(1)
Individual or Group	Number	Percent
Michael Markels, Jr.(2)	766,252	9.4%
Robert L. Durfee(3)	791,913	9.7%
Amir A. Metry(4)	16,626	*
James L. Gallagher(5)	12,591	*
Fernando V. Galaviz(6)	17,421	*
Amoretta M. Hoeber(7)	13,521	*
Theodore M. Prociv(8)	269,507	3.2%
Paul J. Hoeper(9)	14,121	*
James V. Hansen(10)	5,868	*
James C. Dobbs(11)	162,440	2.0%
Lawrence W. Sinnott(12)	120,627	1.5%
Jerome B. Strauss(13)	113,845	1.4%
Paul Kendall(14)	72,440	*
All directors and executive officers as a group (14 persons)(15)	2,407,341	27.5%

*	= Less than 1%

(1)	For the purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or to direct the voting of the security or the power to dispose or to direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within 60 days of September 22, 2006.

(2)	Includes shares 380,100 owned by adult children of Dr. Markels as to which he shares voting and investment power and 374,031 shares jointly owned by Dr. Markels and his spouse. Includes 12,121 shares that may be purchased upon the exercise of stock options exercisable within 60 days after September 22, 2006.

(3)	Includes 34,000 shares owned by adult children of Dr. Durfee as to which he shares voting and investment power. Includes 64,868 shares that may be purchased upon the exercise of stock options exercisable within 60 days after September 22, 2006.

(4)	Includes 6,804 shares that may be purchased upon the exercise of stock options exercisable within 60 days after September 22, 2006.

(5)	Includes 7,334 shares that may be purchased upon the exercise of stock options exercisable within 60 days after September 22, 2006.

(6)	Includes 12,121 shares that may be purchased upon the exercise of stock options exercisable within 60 days after September 22, 2006.

(7)	Includes 10,521 shares that may be purchased upon the exercise of stock options exercisable within 60 days after September 22, 2006.

(8)	Includes 215,000 shares that may be purchased upon the exercise of stock options exercisable within 60 days after September 22, 2006. Dr. Prociv is a Trustee of the Employee 401(k) Plan and as such he has shared investment power over 612, 129 shares and shared voting power over 612,129 shares held by this plan. Dr. Prociv disclaims beneficial ownership of the plan shares solely from his position as Trustee, none of which are included in the above table.

(9)	Includes 10,121 shares that may be purchased upon the exercise of stock options exercisable within 60 days after September 22, 2006.

(10)	Includes 1,965 shares that may be purchased upon the exercise of stock options exercisable within 60 days after September 22, 2006.

(11)	Includes 66,000 shares that may be purchased upon the exercise of stock options exercisable within 60 days after September 22, 2006.

(12)	Includes 71,000 shares that may be purchased upon the exercise of stock options exercisable within 60 days after September 22, 2006. Mr. Sinnott is a Trustee of the Employee 401(k) Plan and as such he has shared investment power over 612,129 shares and shared voting power over 612,129 shares held by this plan. Mr. Sinnott disclaims beneficial ownerships of the Plan shares solely from his position as Trustee, none which are included in the above table.

(13)	Includes 64,000 shares that may be purchased upon the exercise of stock options exercisable within 60 days after September 22, 2006.

(14)	Includes 72,440 shares that may be purchased upon the exercise of stock options exercisable within 60 days after September 22, 2006.

(15)	Excludes shares held by the Employee 401(k) Plan as described in notes 8 and 12.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon copies of reports furnished to Versar, the Company believes that all reports required to be filed by persons subject to Section 16 of the Securities Exchange Act of 1934, and the rules and regulations thereunder, have been timely filed, except for 3 late filings by Dr. Markels’ on behalf of himself and his family members.

EXECUTIVE COMPENSATION

Cash Compensation

The following table sets forth information on compensation paid by Versar for services rendered in all capacities during the three fiscal years ended June 30, 2006, to the Company’s Chief Executive Officer and the four most highly compensated executive officers of the Company who were serving as executive officers at the end of fiscal year 2006 (collectively the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

				Long-term
				Compensation
	Annual Compensation			Awards
				Restricted	Securities
			Other Annual	Stock	Underlying
Name, Principal Position, and		Bonus	Compensation	Award	Options/SARs	All Other
Fiscal Year Ended June 30	Salary ($)(8)	($)	($)(1)	($)	(#)	Compensation
Theodore M. Prociv President and Chief Executive Officer
2006	$285,413	0	0	0	0	$10,769(2)
2005	$288,269	0	0	0	25,000	$9,056(2)
2004	$242,691	0	0	0	50,000	$5,001(2)
Lawrence W. Sinnott
Senior Vice President, Chief Operating Officer and Chief Financial Officer
2006	$173,000	0	0	0	00	$8,088(5)
2005	$175,657	0	$25,270(4)	0	20,000	$7,357(5)
2004	$160,000	0	$21,180(4)	0	20,000	$3,647(5)
Jerome B. Strauss Senior Vice President
2006	$172,000	0	0	0	0	$6,545(6)
2005	$174,923	0	0	0	20,000	$5,592(6)
2004	$145,673	0	0	0	30,000	$3,948(6)
James C. Dobbs
Senior Vice President and General Counsel
2006	$168,000	0	0	0	0	$10,171(3)
2005	$171,999	0	0	0	10,000	$9,298(3)
2004	$160,000	$5,000	0	0	20,000	$5,060(3)
Paul Kendall Senior Vice President
2006	$151,000	0	0	0	0	$6,423(7)
2005	$154,962	0	0	0	20,000	$6,815(7)
2004	$141,567	0	0	0	30,000	$3,579(7)

(1)	No amounts are shown in “Other Annual Compensation” column for fiscal years 2006, 2005, and 2004, other than Mr. Sinnott, because the aggregate amount of any perquisites or other personal benefits for each of the Named Executive Officers did not exceed the lesser of (i) $50,000 or (ii) 10 percent of combined salary and bonus in each of fiscal year 2006, 2005, and 2004 for the Named Executive Officer and the Company does not pay any other type of compensation constituting “Other Annual Compensation.”

(2)	The amounts shown in this column for Dr. Prociv are comprised of the following: (i) in 2006 a payment of $5,069 for life insurance premium on term life insurance, in 2005 a payment of $3,156 for life insurance premiums on term life insurance, and in 2004 a payment of $2,247 for life insurance premiums on term life insurance; and (ii) in 2006 a contribution of $5,700 in the Company’s 401(k) Plan on behalf of Dr. Prociv, in

2005 a contribution of $5,900 to the Company’s 401(k) Plan on behalf of Dr. Prociv and in 2004 a contribution of $2,754 to the Company’s 401(k) Plan on behalf of Dr. Prociv.

(3)	The amounts shown in this column for Mr. Dobbs are comprised of the following; (i) in 2006 a payment of $3,451 for life insurance premiums on term life insurance, in 2005 a payment of $2,541 for life insurance premiums on term life insurance in 2004 a payment of $1,737 for life insurance premiums on term life insurance; and (ii) in 2006 a contribution of $6,720 in the Company’s 401(k) Plan on behalf of Mr. Dobbs, in 2005 a contribution of $6,757 to the Company’s 401(k) Plan on behalf of Mr. Dobbs and in 2004 a contribution of $3,323 to the Company’s 401(k) Plan on behalf of Mr. Dobbs.

(4)	The amount in this column for Mr. Sinnott is comprised of the following; (i) in 2005, $3,145 and in 2004, $4,305 for executive medical reimbursement; and (ii) in 2005, $22,125 and in 2004, $16,875 for education tuition reimbursement.

(5)	The amounts shown in this column for Mr. Sinnott are comprised of the following; (i) in 2006 a payment of $1,168 for life insurance premiums on term life insurance, in 2005, a payment of $498 for life insurance premiums on term life insurance and in 2004 a payment of $324 for life insurance premiums on term life insurance; and (ii) in 2006 a contribution of $6,920 in the Company’s 401(k) Plan on behalf of Mr. Sinnott, in 2005 a contribution of $6,859 in the Company’s 401(k) Plan on behalf of Mr. Sinnott and in 2004 a contribution of $3,323 to the Company’s 401(k) Plan on behalf of Mr. Sinnott.

(6)	The amounts shown in this column for Mr. Strauss are comprised of the following; (i) in 2006 a payment of $1,517 for life insurance premiums on term life insurance, in 2005, a payment of $1,537 for life insurance premiums on term life insurance and in 2004 a payment of $938 for life insurance premiums on term life insurance; and (ii) in 2006 a contribution of $5,028 to the Company’s 401(k) Plan on behalf of Mr. Strauss, in 2005, a contribution of $4,055 to the Company’s 401(k) Plan on behalf of Mr. Strauss and in 2004 a contribution of $3,010 to the Company’s 401(k) Plan on behalf of Mr. Strauss.

(7)	The amounts shown in this column for Mr. Kendall are comprised of the following; in 2006 a payment of $1,138 for life insurance premiums on term life insurance, in 2005 a payment of $796 for life insurance premiums on term life insurance and in 2004 a payment of $643 for life insurance premiums on term life insurance; and (ii) in 2006 a contribution of $5,285 to the Company’s 401(k) Plan on behalf of Mr. Kendall, in 2005 contribution of $6,019 to the Company’s 401(k) Plan on behalf of Mr. Kendall, and in 2004 a contribution of $2,936 to the Company’s 401(k) Plan on behalf of Mr. Kendall.

(8)	Reflects 53 weeks of salary payments in fiscal year 2005.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL
YEAR-END OPTION/SAR VALUE

(d)
	(b)		Number of Securities	(e)
	Shares	(c)	Underlying Unexercised	Value of Unexercised
	Acquired on	Value	Options at 6/30/06	In-the-Money
(a)	Exercise	Realized	(#)	Options at 06/30/06
Name	(#)	($)	Exercisable/Unexercisable	Exercisable/Unexercisable(1)
Theodore M. Prociv	—	—	215,000/10,000	$322,050/$13,200
James C. Dobbs	25,000	$35,485	66,000/4,000	$92,420/$5,280
Lawrence W. Sinnott	15,000	$22,650	71,000/4,000	$84,870/$5,280
Jerome B. Strauss	—	—	64,000/6,000	$56,380/$7,920
Paul Kendall	—	—	42,000/4,000	$33,980/$5,280

(1)	On June 30, 2006, the closing price of the Company’s Common Stock on the American Stock Exchange was $4.12.

Employment Contracts

On December 1, 2002, the Company entered into an Employment Agreement with Dr. Prociv for a period of twelve months which provided for him to serve as President at a base salary of $235,000 plus any fringe benefits available to executive officers of the Company including participation in any incentive compensation programs which may be in effect. In September 2003, the Company’s Board of Directors agreed to extend Dr. Prociv’s Employment Agreement on its current terms until November 30, 2004. On September 8, 2004, the Company’s Board of Directors agreed to extend Dr. Prociv’s Employment Agreement for an additional two years at a base salary of $285,000 which amount had been previously determined by the Compensation Committee. On September 7, 2006 the Company Board of Director’s agreed to extend Dr. Prociv’s employment Agreement for an additional year at a base salary of $300,000 which amount had been previously determined by the Compensation Committee. If Dr. Prociv’s employment is terminated during the term of the Employment Agreement, except for voluntary termination or termination for cause and, except as noted below, he will be paid 12 months salary, fringe benefits, and any incentive compensation then due and shall be entitled to immediate vesting of all stock options. If there is a change in circumstances (change in title, salary reduction, or change in geographic location) following a change in control of the Company (as defined in this agreement), Dr. Prociv could terminate the agreement and upon termination would be paid 24 months salary and fringe benefits and would be entitled to immediate vesting of all stock options.

Change in Control Agreements

On January 30, 1999, the Company entered into Change-in-Control Severance Agreements with Lawrence W. Sinnott, Senior Vice President, Chief Financial Officer and Treasurer and James C. Dobbs, Senior Vice President and General Counsel, for a period of twenty-four months. In January 2001, these agreements were extended to January 31, 2004 and in March 2004 were extended to February 28, 2006. On February 1, 2006, these agreements were extended an additional two years to February 28, 2008. In addition, the Board of Directors authorized that the Vice Presidents of Human Resources and Corporate Planning be granted Change-in Control Agreements. Therefore, on March 17, 2006 the Company entered into Change-in-Control Severance Agreements with Jeffrey A. Wagonhurst, Vice President, Human Resources and Michael J. Abram, Vice President, Corporate Planning. All four agreements provide that if there is a change in circumstances (change in title, salary reduction or change in geographic location) following a change in control of the Company (as defined in the Agreement), Messrs. Sinnott, Dobbs, Wagonhurst or Abram could terminate their employment and upon termination receive 24 months salary, fringe benefits, and incentive compensation due and would be entitled to immediate vesting of all stock options.

STOCK PERFORMANCE GRAPH

The following graph and table show a comparison of the cumulative total return for the last five fiscal years on $100 invested on June 30, 2001 in Versar Common Stock, the Standard & Poor’s 500 Stock Index and Versar’s Peer Group. The Peer Group consists of four companies: CET Environmental Services, Inc.; Duratek, Inc.; Ecology & Environment, Inc.; and Matrix Service Company. The table includes the reinvestment of dividends, where applicable.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG VERSAR, INC., THE S & P 500 INDEX
AND A PEER GROUP

*	$100 invested on 6/30/01 in stock or index-including reinvestment of dividends.

Copyright© 2006, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

CUMULATIVE SHAREHOLDER’S RETURN TABLE

Cumulative Shareholder’s Return
	Last trading date in fiscal years
	2001	2002	2003	2004	2005	2006
Versar, Inc.	$100.00	$130.24	$127.32	$241.46	$156.10	$200.98
S&P 500	$100.00	$82.01	$82.22	$97.93	$104.12	$113.11
PEER GROUP	$100.00	$124.09	$141.71	$179.08	$227.77	$418.25

REPORT OF COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION

The Compensation Committee (“Committee”) of the Board of Directors is furnishing the following report on executive compensation for fiscal year 2006. The compensation decisions reported below were made in September 2005 based upon the Company’s and each executive’s performance during the fiscal year ended June 30, 2005. The Committee provides oversight of all policies under which compensation is paid to the Company’s executive officers and stock options are granted under the Company’s stock option plans. The Committee consists entirely of non-employee directors. This report does not reflect the performance of the Company or its executives for fiscal year 2006 which will be reported in next year’s Proxy Statement.

Executive Compensation Philosophies and Policies

The Committee’s executive compensation policies are designed to provide competitive levels of compensation which integrate pay with performance, recognize individual initiative and achievements and assist the Company in attracting and retaining qualified executives. Target levels of the executive officers’ overall compensation are intended to be consistent with compensation in the Company’s industry for similar executives.

The Company’s executive compensation program includes three components:

(1) Base salary;

(2) Annual Bonus (stock or cash); and

(3) Long-term incentive awards.

•	Base Salary — ranges of appropriate base salaries are determined by analysis of salary data for positions of comparable responsibility within the professional services industry. Committee approval of individual salary changes is based upon performance of the executive evaluated against the Company’s financial and strategic objectives and of the position of the executive in the competitive salary range.

•	Annual Bonus — bonuses are paid pursuant to an executive incentive bonus plan established each year by the Board of Directors for key employees and managers of the Company and its subsidiaries. Under the bonus plan, an incentive pool is created each fiscal year and is distributed if certain pre-established financial goals for the Company are met. Focusing on increasing profitability in the fiscal year 2005, the amount of the incentive pool distributed depended solely on the extent to which the Company’s consolidated net income before tax exceeded targeted amounts as set forth in the fiscal year 2005 Incentive Compensation Plan adopted by the Board of Directors.

•	Long-Term Incentive Awards — the purpose of this element of the executive compensation program is to link management pay with the long-term interest of stockholders, rather than only the performance of the Company in a single fiscal year. During the period reported, the Committee determined to grant incentive stock options from the Company’s 1996, 2002 and 2005 Stock Incentive Plans for key employees and managers. In determining annual stock option grants, the Committee bases its decision on the individual’s performance or potential to improve shareholder value. As of February 2006, the Committee determined that future equity incentive awards will be made using restricted stock.

In determining executive compensation for fiscal year 2006, the Committee took into account the performance of the Company’s stock, the financial performance of the Company in 2005 and the steps taken by management to address the lack of consistency in meeting the Company’s profit goals.

Compensation of Chief Executive Officer

In September 2005, the Committee reviewed Dr. Prociv’s performance and his efforts to ensure the business remains consistently profitable. Dr. Prociv was compensated pursuant to this Employment Agreement described on page 10. Based on the Company’s failure to meet its financial goals, no salary adjustment or incentive compensation award was granted to Dr. Prociv for his performance in fiscal year 2005.

Compensation of Named Executive Officers

After a discussion of the performance of the Senior Executives, including the Named Executive Officers, based on the Company’s performance in fiscal year 2005, in September 2006 no salary increases or incentive compensation were granted to the Named Executive Officers. In November 2005, the Committee adopted a salary-at-risk program, contingent on certain named Executive Officers meeting set financial goals. Where by certain stated compensation amounts are withheld and paid in a lump-sum upon achievement of such goals. The Committee approved the following “salary-at-risk” starting January 1, 2006:

Lawrence W. Sinnott	$27,000 per annum
Jerome B. Strauss	$12,000 per annum
Paul W. Kendall	$7,000 per annum

In February 2006, the Committee approved $10,000 “salary-at-risk” for Gina Foringer. Further, the Committee increased Gina Foringer’s base salary by $5,000 at its May meeting. In September 2006, the Committee determined not to pay any of “salary-at-risk” amounts referenced above, but raised Mr. Kendall and Ms. Foringer’s base salary by the salary-at-risk amounts for meeting their financial goals in fiscal year 2006.

Compensation Committee of the Board of Directors

Amir A. Metry, Chairman
James V. Hansen
Amoretta M. Hoeber

REPORT OF THE AUDIT COMMITTEE

The Board’s Audit Committee consists of four non-employee directors, James L. Gallagher, as Chairman, Paul J. Hoeper; Fernando V. Galaviz and Dr. Amir A. Metry, each of whom has been determined to be an independent director under the American Stock Exchange listing standards and the rules and regulations of the Securities and Exchange Commission. Further, the Company’s Board of Directors has determined that Mr. Hoeper is qualified as an Audit Committee Financial Expert. Pursuant to the Committee’s written charter, which meets the requirements of the Sarbanes-Oxley Act, the Committee evaluates audit performance, manages the relationship with the Company’s independent registered public accounting firm, assesses policies and procedures relating to internal controls and evaluates complaints regarding auditing and accounting matters. This report relates to the activities of the Audit Committee in carrying out such role for the past year.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for the financial statements and reporting process, which includes the Company’s systems for internal control. In carrying out its oversight responsibilities, the Committee met with management and reviewed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2006. The review included a discussion of the quality and acceptability of the Company’s financial reporting and controls, including the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements.

The Committee also reviewed with the Company’s independent registered public accounting firm, Grant Thornton LLP (“Grant Thornton”), who are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, their judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Committee under generally accepted auditing standards and SAS (Statement on Auditing Standards) 61. In addition, the Committee discussed with Grant Thornton their independence from management and the Company, including the matters in their written disclosures required by the Independence Standards Board, including Standard No. 1, and received written disclosures required by that standard. The Committee held several private sessions with the Company’s independent auditors, Grant Thornton, at which candid discussions of financial management, accounting and internal controls took place.

The Committee meets periodically and privately with Grant Thornton to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2006 for filing with the Securities and Exchange Commission.

Under the Committee’s charter and the requirements of the Sarbanes-Oxley Act and Rule 10A-3 adopted by the Securities and Exchange Commission, the responsibility for the appointment, compensation, retention and oversight of the work of the Company’s independent registered public accounting firm rests with the Audit Committee. Based upon a review of Grant Thornton’s qualifications, resources, personnel and performance, the Committee has selected Grant Thornton as the Company’s independent registered public accounting firm for fiscal year 2007 and will submit its decision for stockholder ratification at the Annual Meeting.

Submitted by the Audit Committee of the Board of Directors.

James L. Gallagher, Chairman
Fernando V. Galaviz
Paul J. Hoeper
Dr. Amir A. Metry

Audit Fees

In fiscal year 2006 and 2005, Versar paid Grant Thornton $158,880 and $143,170, respectively, for quarterly reviews and the annual fiscal year audit.

Audit-Related Fees

Versar paid Grant Thornton $1,622 in fiscal year 2006 and $2,175 in fiscal year 2005 for audit-related fees for assurance and related services.

Tax Fees

In fiscal year 2006 and 2005, Versar paid $61,514 and $21,400, respectively, to Grant Thornton for federal and state tax compliance services.

All Other Fees

In fiscal year 2006 and 2005, Versar paid $18,155 and $21,400, respectively, to Grant Thornton for audits of benefit plans and review of Securities and Exchange Commission matters. In fiscal year 2005, Grant Thornton also audited the SMC Pension Plan, the benefit plan of a discontinued operation of Versar, for a fee of $21,795.

The Audit Committee has adopted a comprehensive pre-approval policy for services by its registered public accounting firm. All services by Grant Thornton rendered in fiscal year 2006 received prior approval by the Audit Committee. The Committee expects that all such services for fiscal year 2007 will be subject to pre-approval by the Audit Committee.

PROPOSAL NO. 2
APPOINTMENT OF ACCOUNTANTS

The Audit Committee of the Board of Directors considers it desirable that its appointment of the firm of Grant Thornton LLP (Grant Thornton) as independent registered public accounting firm of the Company for fiscal year 2007 be ratified by the Stockholders. Grant Thornton has been the Company’s accountants since the Spring of 2002. Representatives of Grant Thornton will be present at the Annual Meeting, will be given an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from the Stockholders.

The Board of Directors recommends a vote “FOR” ratification of the appointment of Grant Thornton and the enclosed proxy will be so voted unless a vote against the proposal or an abstention is specifically indicated.

2007 ANNUAL MEETING

It is presently contemplated that the 2007 Annual Meeting of Stockholders will be held on or about November 14, 2007. In order for any appropriate stockholder proposal to be considered for inclusion in the proxy materials for the 2007 Annual Meeting of Stockholders, it must be received by the Secretary of the Company no later than June 12, 2007, by certified mail, return receipt requested and must comply with applicable federal proxy rules. A proposal submitted for consideration at the 2007 Annual Meeting of Stockholders subsequent to June 12, 2007 shall be considered untimely and will not be included in the Company’s proxy materials. Further, any proposals for consideration at the 2007 Annual Meeting for which the Company does not receive notice on or before August 26, 2007 shall be subject to the discretionary vote of the proxy holders at the 2007 Annual Meeting of Stockholders.

OTHER MATTERS

As of the date of this Proxy Statement, management of the Company has no knowledge of any matters to be presented for consideration at the Annual Meeting other than those referred to above. If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy intend to vote such proxy, to the extent entitled, in accordance with their best judgment.

By Order of the Board of Directors,

James C. Dobbs
Secretary

October 10, 2006

VERSAR, INC.
PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD NOVEMBER 15, 2006
Solicited on Behalf of the Board of Directors
     The undersigned hereby authorizes Paul J. Hoeper and Theodore M. Prociv, and each of them individually, with power of substitution, to vote and otherwise represent all of the shares of Common Stock of Versar, Inc. (the “Company”), held of record by the undersigned, at the Annual Meeting of Stockholders of the Company to be held at the Company’s offices, 6850 Versar Center, Springfield, Virginia, on Wednesday, November 15, 2006 at 10:00 a.m. local time, and any adjournment(s) thereof, as indicated on the reverse side hereof.
     The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement dated, in each case, October 10, 2006. All other proxies heretofore given by the undersigned to vote shares of the Company’s Common Stock are expressly revoked.
     The shares represented by this proxy will be voted as described on the reverse hereof by the Stockholder. If not otherwise directed, this proxy will be voted FOR all nominees for directors listed in proposal 1 and FOR proposals referred to in Items 2 and 3 on the reverse side.
(continued, and to be signed and dated on the reverse side)

VERSAR, INC. P.O. BOX 11223 NEW YORK, N.Y. 10203-0223

▼    DETACH PROXY CARD HERE    ▼

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.	☒ VOTES MUST BE INDICATED (X) IN BLACK OR BLUE INK.

(1)	Election of Directors.

FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	*EXCEPTIONS	☐

Nominees:	Michael Markels, Jr., Robert L. Durfee, Theodore M. Prociv,
Paul J. Hoeper, James L. Gallagher, Amoretta M. Hoeber,
Fernando V. Galaviz, Amir A. Metry and James V. Hansen
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below).

*Exception

		FOR	AGAINST	ABSTAIN
(2)	Ratification of the appointment of Grant Thornton LLP as independent accountants for fiscal year 2007.	☐	☐	☐

(3)	In their discretion upon such other matters as may properly come before the meeting or any adjournment(s) thereof and upon matters incident to the conduct of the meeting.

To change your address, please mark this box.	☐

To include any comments, please mark this box.	☐
Please sign exactly as your name appears herein. If you are signing for the stockholder, please sign the stockholder’s name, your name and state the capacity in which you are signing.

Date Share Owner sign here	Co-Owner sign here